Exhibit 10.7
Personal & Confidential
December 15, 2023
Justin Hotard
re: Employment Offer
Dear Justin:
Congratulations! On behalf of Intel Corporation (“Intel” or the “Company”), I am pleased to offer you the position of Executive Vice President and General Manager, Datacenter and AI, reporting to Pat Gelsinger, Intel’s Chief Executive Officer. The role will be based in Santa Clara, California.
Target Total Annual Compensation. Your target total annual compensation is $10,227,500; this is composed of your base salary, target cash bonus incentive, and annual long-term incentive equity award, each as further detailed below.
Base Salary. Your starting annual base salary (“Base Salary”) will be $825,000, less applicable taxes, deductions, and withholdings.
Annual Performance Bonus: You will be eligible to participate in the Annual Performance Bonus (“APB”) with a target payout opportunity (“Target Bonus”) of 170% of Base salary (which equates to a payout goal of $1,402,500 based on your Base Salary). Payouts under the APB are subject to eligibility and other program conditions, as well as the company’s performance to its financial and operational goals. Payouts are not guaranteed and will be prorated based on your start date with Intel (“Effective Date”).
Annual Equity Grant. As an employee of Intel, we would like you to share in the success of Intel through the Company's stock benefit program. The target value of your annual long-term incentive equity award for 2024 will be approximately $8,000,000, which will be comprised of a mix of time-based restricted stock units and three-year performance stock units as determined by the Compensation Committee of the Board at the time of the grant of the award. Currently, the equity mix for senior executives is 60% performance stock units (“PSUs”) and 40% restricted stock units (“RSUs”). The exact number of PSUs and RSUs will be determined on the grant date (which will be on the same date as the Company’s annual equity grant date for 2024, “Grant Date”), based on the average daily (on days where trading occurred) market value of Intel stock over 30 calendar days leading up to and including that date. The RSUs will vest in equal annual installments over a three-year period following the Grant Date such that the grant is fully vested on the three-year anniversary of the Grant Date. The PSUs are subject to vest following the Committee’s approval of the performance results for the respective three-year performance period. The RSUs and PSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for each award, and grant agreement linked to your Notice of Grant.
Make-Whole Compensation: In lieu of compensation that you will be forfeiting from your current employer, Intel will provide you with the following awards to ensure that your current position is replaced with comparable economic terms:
Make-Whole Equity Award. You will be granted an award of RSUs with a target value of approximately $5,000,000, with the number of shares determined on the Grant Date based on the average daily (on days where trading occurred) market value of Intel stock over 30 calendar days leading up to and including that date. The RSUs will vest in equal annual installments over a three-year period following the Grant Date such that the grant is fully vested on the three-year anniversary of the Grant Date. These RSUs will be subject to the terms and conditions of the Intel Corporation 2006 Equity Incentive Plan, the Notice of Grant for each award, and Grant Agreement linked to your Notice of Grant.
Make-Whole Cash Bonus Award. You will receive a cash bonus payment of $1,500,000, less applicable taxes, deductions, and withholdings, which will be paid within 30 days following the Effective Date. Notwithstanding the foregoing, in the event that you voluntarily resign your employment for any reason or Intel terminates your employment for Cause (as defined below), in each case, within two (2) years following the payment date, you will repay, on the date of your employment termination, the gross amount of the cash bonus payment paid to you on a prorated basis based on

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the number of days remaining in such two-year period as of the date your employment terminates, by entering into a repayment arrangement satisfactory to Intel. In addition, subject to applicable law, Intel may recover the cash bonus payment that is required to be repaid by (1) reducing the amount that would otherwise be payable to you under any compensatory plan, program or arrangement maintained by Intel, (2) reducing any severance benefits that would otherwise be payable or provided to you under any plan, program, or arrangement maintained or entered into by Intel (including under any employment or severance agreement), or (3) by any combination of the foregoing, provided that there shall be no reduction against amounts that constitute deferred compensation subject to Code Section 409A (as defined below) that could result in adverse tax consequences to you.
For purposes of this letter, “Cause” means (1) commission of an act of material fraud or dishonesty against Intel; (2) intentional refusal or willful failure to carry out the reasonable and lawful instructions of the Chief Executive Officer, Intel’s Board of Directors, or any of their designee(s) (other than any such failure resulting from your disability); (3) conviction of, guilty plea, or “no contest” plea to a felony or to a misdemeanor involving moral turpitude; (4) gross misconduct in connection with the performance of your duties; (5) improper disclosure of confidential information or material violation of Intel’s Code of Conduct or other Intel policy or employment guidelines; (6) breach or any misrepresentation under, any intellectual property, invention assignment, confidentiality, or proprietary information agreement to which Intel is a party; (7) failure to reasonably cooperate with Intel in any investigation or formal proceeding or being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in your position with Intel; or (8) breach of duty of loyalty to Intel. Prior to termination for Cause, Intel shall provide 30 days prior written notice to you of the grounds for Cause and give you an opportunity within those 30 days to cure the alleged breach. The parties recognize that given the egregious nature of the conduct defined as Cause, a cure may not be possible. No act or failure to act on your part shall be considered “willful” unless it was done, or omitted to be done, in bad faith and without reasonable belief that your act or omission was in the best interests of Intel. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by Intel’s Board of Directors or the direction of Intel’s Chief Executive Officer with respect to such act or omission, or based upon the advice of legal counsel for Intel, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Intel and, in any event, will not be considered an event which may give rise to Cause. Notwithstanding the foregoing, you and Intel expressly agree that Intel does not expect, and will not require, you to engage in any activities that would violate your existing obligations to any prior employer, including to maintain the confidentiality of such employer’s proprietary business information. If you refuse or fail to carry out any instruction by the Chief Executive Officer or Intel’s Board of Directors because of such existing obligations, your refusal or failure will not constitute Cause for termination.
Comprehensive Benefits. Intel provides a very competitive benefits package for its eligible employees. You will be eligible for our medical, dental, vision, short-term and long-term disability, and life insurance programs. In addition, we offer an Employee Stock Purchase Plan, 401(k) Plan, and deferred compensation plan.
You will be eligible for about 4 weeks of vacation and 12 company holidays and 2 floating holidays each year, as well as our fully paid sabbaticals. Each of these benefits is subject to the terms and conditions of the benefit program and plans, including waiting periods for some. Learn more about these and other outstanding benefits at https://www.intel.com/content/www/us/en/jobs/benefits.html.
Relocation Assistance.  To assist you and your family with relocation to the Bay Area, we will provide you with a customized relocation package. Packages are based on your individual needs and Intel relocation guidelines. A Relocation Consultant will be made available by Intel to discuss the best package options for you.
Outside Activities During Employment. During your employment, you shall devote your full business efforts and time to Intel. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities, as long as they do not materially interfere with your job. Any outside activities, including serving on a Board of Directors, must be in compliance with Intel’s Code of Conduct and subject to applicable approvals and policies.
Company Policies/Protection of Intellectual Property. Your employment is contingent on your signing an Employment Agreement, which outlines your obligations as an employee, including among others your obligation to protect Intel’s intellectual property (as well as confidential information of your prior employers and other third parties). You will be expected to abide by the Company’s policies and procedures, including without limitation Intel’s Employment Guidelines and Code of Conduct.
At-Will Employment. Your employment with Intel is “at will,” which means that both Intel and you have the right to end your employment at any time, with or without advance notice, and with or without cause. The at-will nature of your

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employment may not be modified or amended except by written agreement signed by Intel’s Chief People officer and you.
Position of Trust Background Check/Work Eligibility. Because of the importance of your position, this offer is contingent upon the successful completion of a Position of Trust background check and successful reference check. You represent that all information provided to Intel or its agents with regard to your background is true and correct. As a further condition of employment, you are required by law to provide appropriate documentation of your legal right to work in the United States.
COVID-19. Intel strongly encourages employees to be vaccinated against COVID-19. Intel aligns to federal, state, and local laws and, as a contractor to the U.S. Government, is subject to government mandates that may be issued. By accepting this offer, you acknowledge that you understand and agree that Intel’s policies for COVID-19 including guidance about testing and vaccination are subject to change over time and that adherence to these policies is a term and condition of your employment at Intel.
Entire Agreement. This offer letter including the referenced documents forms the entire agreement between you and Intel and replaces all prior communications on matters related to employment at Intel.
We look forward to welcoming you back to Intel! The Intel family is overflowing with creative drive, deep expertise, perseverance, and passion, and we are thrilled you are rejoining the team. We hope you’ll find working at Intel to be one of the most rewarding experiences of your life, both professionally and personally.
Once you have accepted this offer, you will be contacted via a separate email with regard to your first day and overall integration with immediate availability to VIP services, including a dedicated point of contact for all HR benefits, services, and executive compensation programs. In the meantime, should you have any questions please email me at christy.pambianchi@intel.com.

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December 15, 2023
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Sincerely,
/s/ Christy Pambianchi
Christy Pambianchi
Chief People Officer
Accepted and Agreed:
/s/ Justin Hotard                        December 15, 2023
Justin Hotard                         Date
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